PRIOR	LOAN NUMBER	ACCT. NUMBER	AGREEMENT DATE	CREDIT LIMIT	MATURITY DATE

OBLIGATION

INFORMATION	7200001800	103476	01/03/00	$9,000,000.00	09/30/07

	LOAN NUMBER	ACCT. NUMBER	MODIFICATION DATE		CREDIT LIMIT

	7200001800	103476	08/01/06		$50,000,000.00

AMENDED	MATURITY DATE	INDEX (w/margin)	INTEREST RATE		INITIALS

OBLIGATION

INFORMATION

	07/31/10	Wall Street Journal Prime minus 1.125%	7.125%		DJ

			Creditor Use Only
DEBT MODIFICATION AGREEMENT
DATE AND PARTIES: The date of this Debt Modification Agreement (Modification) is August 1, 2006. The parties and their addresses are:
LENDER:
AMERICAN NATIONAL BANK
400 EAST 1ST STREET, SUITE 110
CASPER, WYOMING 82601
Telephone: (307) 234-5300
BORROWER:
DOUBLE EAGLE PETROLEUM CO.
A MARYLAND Corporation
777 OVERLAND TRAIL
CASPER, Wyoming 82602
1.	DEFINITIONS. In this Modification, these terms have the following meanings:
A. Pronouns. The pronouns “I,” “me,” and “my” refer to each Borrower signing this Modification, individually or together with their heirs, executors, administrators, successors, and assigns. “You” and “Your” refer to the Lender, with its participants or syndicators, successors and assigns, or any person or entity that acquires an interest in the Modification or Prior obligation.
B. Amended Obligation. Amended Obligation is the resulting agreement that is created when the Modification amends the Prior Obligation. It is described above in the AMENDED OBLIGATION INFORMATION section.
C. Loan. Loan refers to this transaction generally. It includes the obligations and duties arising from the terms of all documents prepared or submitted in association with the Prior Obligation and this modification, such as applications, security agreements, disclosures, notes, agreements, and this Modification.
D. Modification. Modification refers to this Debt Modification Agreement.
E. Prior Obligation. Prior Obligation refers to my existing agreement described above in the PRIOR OBLIGATION INFORMATION section, and any previous extensions, renewals, modifications or substitutions of it.

2.	BACKGROUND. You and I have previously entered into a Prior Obligation. As of the date of this Modification, the outstanding, unpaid balance of the Prior Obligation is $3,114,171.72. Conditions have changed since the execution of the Prior Obligation instruments. In response, and for value received, you and I agree to modify the terms of the Prior Obligation, as provided for in this Modification.

3.	TERMS. The Prior Obligation is modified as follows:
A. Promise to Pay. My promise to pay is modified to read:
(1)	PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, amounts advanced from time to time under the terms of this Loan up to the maximum outstanding principal balance of $50,000,000.00 (Principal), plus interest from the date of disbursement, on the unpaid outstanding Principal balance until this Loan is paid in full and Lender has no further obligations to make advances to you under this Loan.
          My Credit Limit has been increased by $41,000,000.00 with an initial Borrowing Base established at $25,000,000.
B. Interest. Our agreement for the payment of interest is modified to read:
(1)	INTEREST. Interest will accrue on the unpaid Principal balance of this Loan at the rate of 7.125 percent (Interest Rate) until August 2, 2006, after which time it may change as described in the Variable Rate subsection.
(a)	Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Loan will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid principal balance. Any remainder will be refunded to me.

(b)	Statutory Authority. The amount assessed or collected on this Loan is authorized by the Wyoming usury laws under Wyo. Stat. § 40-14-358.

(c)	Accrual. Interest accrues using an Actual/360 days counting method.

(d)	Variable Rate. The Interest Rate may change during the term of this transaction.
(1)	Index. Beginning with the first Change Date, the Interest Rate will be based on the following index: the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks known as the Wall Street Journal Prime Rate.
The Current Index is the most recent index figure available on each Change Date. You do not guaranty by selecting this Index, or the margin, that the Interest Rate on the loan will be the same rate you charge on any other loans or class of loans you make to me or other borrowers. If this Index is no longer available, you will substitute a similar index. You will give me notice of your choice.
(2)	Change Date. Each date on which the Interest Rate may change is called a Change Date. The Interest Rate may change August 2, 2006 and daily thereafter.

(3)	Calculation of Change. On each Change Date you will calculate the Interest Rate, which will be the Current Index minus 1.125 percent. The result of this calculation will be rounded to the nearest .001 percent. Subject to any limitations, this will be the Interest Rate until the next Change Date. The new Interest Rate will become effective on each Change Date. The Interest Rate and other charges on the Loan will never exceed the highest rate or charge allowed by law for the Loan.

(4)	Effect of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments will change.
C. Maturity and Payments. The maturity and payment provisions are modified to read:
(1)	PAYMENT. I agree to pay all accrued interest on the balance outstanding from time to time in regular payments beginning August 31, 2006, then on the same day of each month thereafter. A final payment of the entire unpaid outstanding balance of Principal and Interest will be due July 31, 2010.
Payments will be rounded to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.
(2)	Maturity. The maturity provision is modified to read:
(a)	Maturity Date. Consistent with our existing periodic payment arrangement, except any scheduled, final payment, I agree that the entire outstanding balance of Principal and accrued interest is due on, or before, July 31, 2010.
D. Fees and Charges. As additional consideration for your consent to enter into this Modification Agreement, I agree to pay, or have paid these additional fees and charges:
(1)	Nonrefundable Fees and Charges. The following fees are earned when collected and will not be refunded if I prepay this Loan before the scheduled maturity date.

• Loan. A(n) Loan fee of $58,000.00 payable from separate funds on or before today’s date. (.25% of commitment less a credit of $4,500.00 paid on the current facility.)
4.	CONTINUATION OF TERMS. Except as specifically amended by this Modification, all of the terms of the Prior Obligation shall remain in full force and effect.

5.	WAIVER. I waive all claims, defenses, setoffs, or counterclaims relating to the Prior Obligation, or any document securing the Prior Obligation, that I may have. Any party to the Prior Obligation that does not sign this Modification, shall remain liable under the terms of the Prior Obligation unless released in writing by you.

6.	REASONS FOR MODIFICATION. THIS DEBT MODIFICATION IS TO: (1) CHANGE THE INTEREST RATE TO WALL STREET JOURNAL PRIME MINUS 1.125%, ADJUSTING DAILY. (2) EXTEND THE MATURITY DATE TO JULY 31, 2010. (3) INCREASE THE CREDIT LIMIT OF THIS REVOLVING LINE OF CREDIT TO $50,000,000.00, WITH AN INITIAL BORROWING BASE OF $25,000,000.00. (4) TO ADD COVENANTS LISTED ON THE COMMERCIAL LOAN AGREEMENT AMENDMENT. EXHIBIT “B” NEW COVENANTS.

7.	ADDITIONAL TERMS. A MORTGAGE ADDENDUM TO INCLUDE ADDITIONAL PROPERTIES TAKEN AS SECURITY IS A PART OF THIS AGREEMENT AND ATTACHED. ANY THIRD PARTY LEGAL FEES IN EXCESS OF $5,000,00 WILL BE PAID BY DOUBLE EAGLE PETROLEUM CO. THIS DEBT MODIFICATION AGREEMENT IS A CONTINUATION AND SUBSTITUTION OF THAT PROMISSORY NOTE DATED JANUARY 3, 2000 AND ANY AMENDMENTS AND MODIFICATIONS THERETO AND REPRESENTS A CONTINUATION OF THE INDEBTEDNESS EVIDENCED THEREBY.

LOAN BALANCES REFERRED TO IN THIS AGREEMENT MAY BE THE BALANCES IN EFFECT AS OF THE DATE THIS AGREEMENT WAS PREPARED. ALL TERMS AND CONDITIONS, EXCEPT AS SPECIFICALLY MODIFIED HEREIN, OF THE PRIOR OBLIGATIONS ARE HEREBY RATIFIED AND CONFIRMED. CONSENT BY LENDER TO THIS MODIFICATION DOES NOT WAIVE LENDER’S RIGHT TO REQUIRE STRICT PERFORMANCE OF THE PRIOR OBLIGATIONS, AS MODIFIED, NOR OBLIGATE LENDER TO MAKE ANY FUTURE MODIFICATIONS. BORROWER AFFIRMS THAT THE LENDER HAS FULLY PERFORMED ITS OBLIGATIONS IN REGARD TO THE INDEBTEDNESS HEREBY BEING MODIFIED, AND THAT BORROWER HAS NO DEFENSES TO PAYMENT OR RIGHT OF OFFSET AGAINST PAYMENTS OTHERWISE DUE.
8.	SIGNATURES. By signing, I agree to the terms contained in this Modification. I also acknowledge receipt of a copy of this Modification.

BORROWER:

DOUBLE EAGLE PETROLEUM CO.

By
STEPHEN H. HOLLIS, PRESIDENT

By:
LONNIE BROCK, CHIEF FINANCIAL OFFICER
LENDER:

AMERICAN NATIONAL BANK

By
DALLEN JUELFS, PRESIDENT

AUTHORIZATION
By Corporation
1.	ENTITY CERTIFICATIONS. I, STEPHEN H. HOLLIS, PRESIDENT and LONNIE BROCK, CHIEF FINANCIAL OFFICER certify that:
A. I am designated to act on behalf of DOUBLE EAGLE PETROLEUM CO., Federal Tax Identifying Number 83-0214692 (Corporation).
B. I am authorized and directed to execute an original or a copy of this Authorization to Financial Institution, and anyone else requiring a copy.
C. Corporation is properly formed and validly existing under the laws of Maryland and that Corporation has the power and authority to conduct business and other activities as now being conducted.
D. Corporation has the power and authority to adopt and provide this Authorization and to confer the powers granted in this Authorization; the designated Agents have the power and authority to exercise the actions specified in this Authorization; and Corporation properly adopted these authorizations and appointed the Agents and me to act on its behalf.
E. Corporation will not use any trade or fictitious name without Financial Institution’s prior written consent and will preserve Corporation’s existing name, trade names, fictitious names and franchises.
F. Corporation will notify Financial Institution before reorganizing, merging, consolidating, recapitalizing, dissolving or otherwise materially changing ownership, management or organizational form. Corporation will be fully liable for failing to notify Financial Institution of these material changes.
2.	GENERAL AUTHORIZATIONS. I certify Corporation authorizes and agrees that:
A. American National Bank (Financial Institution) is designated to provide Corporation the financial accommodations indicated in this Authorization.
B. All prior transactions obligating Corporation to Financial Institution by or on behalf of Corporation are ratified by execution of this Authorization.
C. Any agent, while acting on behalf of Corporation, is authorized, subject to any expressed restrictions, to make all other arrangements with Financial Institution which are necessary for the effective exercise of the powers indicated within this Authorization.
D. The signatures of the Agents are conclusive evidence of this authority to act on behalf of Corporation.
E. Unless otherwise agreed to in writing, this Authorization replaces any earlier related Authorization and will remain effective until Financial Institution receives and records an express written notice of its revocation, modification or replacement. Any revocation, modification or replacement of this Authorization must be accompanied by documentation, satisfactory to Financial Institution, establishing the authority for the change.
F. Corporation agrees not to combine proceeds from collateral securing any debts owed to Financial Institution with unrelated funds.
G. Financial Institution may verify credit history of Corporation by obtaining a credit report from a credit reporting agency or any other necessary means.

3.	SPECIFIC AUTHORIZATIONS. The following persons (Agents) are authorized to act on behalf of Corporation in fulfilling the purposes of this Authorization:

Name and Title	Signature	Facsimile Signature

STEPHEN H. HOLLIS, PRESIDENT

LONNIE BROCK, CHIEF FINANCIAL OFFICER
Corporation authorizes and directs the designated Agents to act, as indicated, on Corporation’s behalf to:
A. Borrow money or obtain other credit or financial accommodation from Financial Institution on behalf of and in the name of Corporation on the terms agreed to with Financial Institution. The designated agents may execute and endorse promissory notes, acceptances or other evidences of indebtedness.
B. Grant a security interest, lien or other encumbrance to Financial Institution in any or all real or personal property that Corporation now owns or may acquire in the future for the payment or performance of all debts, liabilities and obligations of every type and description owed now or in the future by Corporation to Financial Institution.
This power may only be exercised by STEPHEN H. HOLLIS and LONNIE BROCK and requires 2 authorized signatures.
C. Receive and acknowledge receipt for funds, whether payable to the order of Corporation or an Agent, without additional certification as to the use of the proceeds.
This power may only be exercised by STEPHEN H. HOLLIS and LONNIE BROCK and requires 2 authorized signatures.
D. Periodically amend, restructure, renew, extend, modify, substitute or terminate any agreements or arrangements with Financial Institution that relate to this Authorization.
This power may only be exercised by STEPHEN H. HOLLIS and LONNIE BROCK and requires 2 authorized signatures.
E. Execute other agreements that Financial Institution may require, and perform or cause to be performed any further action necessary to carry out the purposes of this Authorization.
This power may only be exercised by STEPHEN H. HOLLIS and LONNIE BROCK and requires 2 authorized signatures.

4.	INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Authorization.
SIGNATURES. By signing under seal, I certify and agree to the terms contained in this Authorization on behalf of Corporation on August 1, 2006. I also acknowledge receipt of a copy of this Authorization.
AUTHORIZATION’S SIGNER:

DOUBLE EAGLE PETROLEUM CO.

By	(Seal)
STEPHEN H. HOLLIS, PRESIDENT

By	(Seal)
LONNIE BROCK, CHIEF FINANCIAL OFFICER
Notary or Acknowledgment Here (Optional)

Double Eagle Petroleum Co. #7200001800
Part of Modification Agreement dated 08/01/06
Exhibit “A”
CURRENT COVENANTS
1.	Annual audited financial statements will be received by March 31st of each year. Quarterly (10Q’s) will be provided within 45 days of each quarter end.

2.	A Current Ratio of 1:1 will be maintained and calculated as follows: (cash + accounts receivable + availability on the line of credit shall be equal to or greater than current liabilities). Should the borrower fall out of compliance on this covenant, a period of six months will be allowed to remedy the situation before the loan is considered to be in default. This ratio will be reviewed on a quarterly basis. The remedy period begins as of the quarter end being reviewed.

3.	No unencumbered oil and gas properties are to be pledged as security without American National Bank’s written consent.

4.	The existing line of credit, loan #7200001800 may be utilized by American National Bank to advance on any demands from third party beneficiaries up to an aggregate amount of $250,000. This requirement includes, but is not limited to, Letter of Credit #338 in the amount of $32,000, Letter of Credit #356 in the amount of $12,379.25, and Letter of Credit #358 in the amount of $21,389. Demand can be made by American National Bank at any time. Availability against this line of credit will be reduced by the sum of all outstanding Letters of Credit.

5.	The engineering reports will govern the proposed lendable amount under a 65% margined loan to value. (65% of the NPV 10% using pricing allowed by bank policy). Annual independent engineering will be required on or before March 31st of each year.

6.	Standard loan agreements as set forth in the original loan agreement dated 01-03-2000 will be ongoing (see attached Exhibit “AI”).
Double Eagle Petroleum Co.

Stephen H. Hollis, President	Lonnie Brock, CFO

Double Eagle Petroleum Co. #7200001800
Part of Modification Agreement dated 08/01/06
Exhibit “B”
NEW COVENANTS
1.	The next Borrowing Base Review will be conducted 12/06 and June and December of every year thereafter.

2.	The annual review will be conducted each June in conjunction with the Borrowing Base review.

3.	There will be an annual fee invoiced of .125% on the committed amount as of August 1st of each year.

4.	An unused commitment fee equal to .375% per annum of the difference between the average Borrowing Base and the average outstanding balance will be invoiced quarterly. Example: $10,000;000 average unused for three months x .375%/4 = an additional fee of $9,375 for the quarter.

5.	A monthly summary of gas and oil production, operating expenses and budget variances as prepared in-house will be provided to American National Bank within 45 days of each month end.

6.	The negative pledge agreement (#3 of Exhibit “A”) will include the assets of Eastern Washakie Midstream, LLC.

7.	Hedging or forward sales in excess of 85% of the proved developed and producing oil and gas production will not be allowed without American National Bank’s written consent.

8.	Stockholder’s equity will not drop below $22,500,000 as determined from quarterly financials. A six month period from the end of the quarter will be provided to remedy this before it is considered a breach of the covenant.

9.	At least 80% of the proved producing properties will continue to be held as security at American National Bank as determined by annual reviews each June.

10.	The bank account officer will conduct a field inspection of the Cow Creek, Doty Mountain and the Pipeline owned by Eastern Washakie Midstream, LLC (Rawlins and Baggs) areas prior to funding this credit facility in excess of $9,000,000 and annually thereafter.

11.	Double Eagle Petroleum Co. will continue using American National Bank for their primary operating accounts during the term of this commitment.
Initials ______

Exhibit “B”
Double Eagle Petroleum Co. #7200001800
Part of Modification Agreement dated 08/01/06
12.	Any assets sold in excess of $500,000 will require notification to American National Bank. Asset sales in excess of $1,000,000 will require written consent from American National Bank

13.	Hedging services as provided by the Bank of Oklahoma will be available to Double Eagle Petroleum Co. however this is not a requirement of this credit facility. General terms and conditions of this “‘Hedging Service” are set forth in Exhibit “B1”. In the event Double Eagle elects to exercise an agreement for these services with Bank of Oklahoma, the following requirements will be made:
a.	(Cross Default) A breach by the Borrower of any terms of any ISDA Master Agreement or any schedules or annexes thereto (collectively the “ISDA Agreement”) shall constitute a breach of the terms the Credit Documents (as defined in the ISDA Agreement).

b.	(Early Termination) For avoidance of doubt and notwithstanding any other provisions contained herein or contained in the ISDA Agreement, in addition to any other remedies to which the Bank may be entitled, upon Termination (as defined in the ISDA Agreement) of the ISDA Agreement, the Bank shall have the right to (i) immediately liquidate all Specified Transactions between the Borrower and the Bank and (ii) setoff against obligations owed by the Borrower to the Rank any amounts owed the Borrower by the Bank.

c.	(Perfecting Collateral) Any obligation owed by the Borrower to the Bank arising under the ISDA Agreement shall (i) be deemed to be an advance against the line of credit established by the Credit Documents for the purpose of determining the amount of available credit remaining upon which the Borrower may draw, if any; and, (ii) upon notice to the Borrower by the Bank, shall also be deemed funds borrowed under the Credit Documents.
Double Eagle Petroleum Co.

Stephen H. Hollis, President	Lonnie Brock, CFO

Double Eagle Petroleum Co. #7200001800
Part of Modification Agreement dated 08/01/06
Exhibit “Bl”
HEDGING
1.0 Definitions:
     “Borrower and/or Bank of Oklahoma National Association (“BOK”) Hedging Obligations” means Hedging Obligations incurred by Borrower to BOK in connection with any one or more hedging transactions of Borrower arranged through BOK and as to which BOK is acting as the counterparty.
     “Extended Hedging Repayment Date” means, with respect to any Borrower/BOK Hedging Obligation payable on any particular Hedging Settlement Date, such later date (if any such later date is agreed to by the parties in the relevant confirmation or other document delivered pursuant to or in connection with the TSDA Agreement) to which Borrower’s obligation to make payment or delivery is extended.
     “Hedging Loan” has the meaning given such term in Section 1.1 below.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements and arrangements designed to protect such Person against changes in interest rates and currency exchange rates and fluctuations in the price of oil, gas, hydrocarbons or other commodities.
     “Hedging Settlement Date” means, with respect to any Borrower/BOK Hedging Obligation, the first date upon which, under the ISDA Agreement (and without consideration of any extensions granted thereunder or in connection therewith), payment or delivery is due from Borrower to BOK for any amount payable in respect of such Borrower/BOK Hedging Obligation.
     “ISDA Agreement” means an ISDA Master Agreement hereafter entered into between Borrower and BOK governing hedging transactions arranged by BOK on behalf of Borrower and as to which BOK is named as the counterparty.
     “Maturity Date (Hedging)” means the earlier of: (a) August 1, 2006, or (b) such date on which the Hedging Loan is due and payable in full by reason of the occurrence of an Event of Default, provided that, upon the request of Borrower, BOK may, in its sale discretion, extend said date to a date not later than December 31, 2012 by giving written notice of such extension to Borrower, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require BOK to grant any such extension.
     “Maximum Hedging Amount” means $10,000,000, as such amount may be increased or decreased from time to time in the sole discretion of BOK; provided that nothing contained in this Agreement, the ISDA Agreement or any other Loan Document shall be deemed to commit or require BOK to grant any increase in such amount or to retrain from decreasing such amount.

     Section 1.1. The Hedging Loan. (a) Subject to the other terms and conditions of this Agreement, BOK agrees to make short-ten extensions of credit to Borrower, each such credit extension to be in an amount equal to the amount of the applicable Borrower/BOK Hedging Obligation and for the time period from the applicable Hedging Settlement Date for that Borrower/BOK Hedging Obligation to the Extended Hedging Repayment Date for that Borrower/BOK Hedging Obligation.
     (b) BOK shall not have any obligation to make any credit extension to Borrower in connection with any Borrower/BOK Hedging Obligation: (1) which arises on or after the Maturity Date (Hedging), (2) which relates to a hedging transaction not arranged through BOK or as to which BOK is not acting as the counterparty, or (3) if, immediately after such credit extension, the aggregate amount of all credit extensions. from BOK to Borrower in connection with Borrower/BOK Hedging Obligations would exceed the Maximum Hedging Amount
     (c) Each credit extension from BOK to Borrower in connection with Borrower/BOK Hedging Obligations pursuant to the terms of this Section 1.1 shall be entitled to all benefits of the Security Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.
     (d) Any and all credit extensions from BOK to Borrower in connection with Borrower/BOK Hedging Obligations pursuant to the terms of this Section 1.1 shall be herein collectively referred to as the “Hedging Loan”.
     Section 1.2. The Note; ISDA Agreement; Interest. (a) Borrower’s obligation to repay the Revolving Loan, with interest thereon, shall be evidenced by the Note. Borrower’s obligation to repay the Hedging Loan, with interest, if any, thereon, shall be evidenced by the ISDA Agreement. In the event any provision contained in the Note or the ISDA Agreement conflicts with a provision contained in this Agreement, the provisions of this Agreement shall control.
     (b)(l) Except as otherwise provided in (3) below, interest on the Revolving Loan shall accrue at a fluctuating annual rate equal to the Prime Rate plus the Prime Rate Spread. (2) Except as otherwise provided in (3) below, interest on the Hedging Loan shall accrue as described in the ISDA Agreement; provided that, as to any Borrower/BOK Hedging Obligation, Borrower shall not be required to pay interest for the time period from the Hedging Settlement Date for that Borrower/BOK Hedging Obligation to the Extended Hedging Repayment Date for that Borrower/BOK Hedging Obligation. (3) From and after the occurrence, and during the continuance, of any Event of Default hereunder, interest on the Loans shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at a fluctuating annual rate equal to the Prime Rate plus three percentage points per annum.
     (c) If BOK determines that market conditions so warrant, upon notice from BOK to Borrower, Borrower shall pay to BOK a margin use fee in an amount of up to four percent per annum of the margin BOK is required to post in connection with hedging transactions arranged by BOK for the benefit of Borrower.

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	AGREEMENT DATE	INITIALS

7200001800	Double Eagle Petroleum and Mining Co.	0109	01/03/00	CB

NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE

$3,000,000.00	Wall Street Journal Prime	8.5%	01/03/01	Commercial
COMMERCIAL LOAN AGREEMENT
Revolving Draw Loan
DATE AND PARTIES. The date of this Commercial Loan Agreement (Agreement) is January 3, 2000. The parties and their addresses are as follows:
     LENDER:
AMERICAN NATIONAL BANK
201 East 2nd, Suite 25
Casper, Wyoming 82601
     BORROWER:
DOUBLE EAGLE PETROLEUM AND MINING CO.
a Wyoming Corporation
777 Overland Trail
Casper, Wyoming 82601
1. DEFINITIONS. For the purposes of this Agreement, the following terms have the following meanings.
     A. Accounting Terms. In this Agreement, any accounting terms that are not specifically defined will have their customary meanings under generally accepted accounting principles.
     B. Insiders. Insiders include those defined as insiders by the United States Bankruptcy Code, as amended; or to the extent left undefined, include without limitation any officer, employee, stockholder or member, director, partner, or any immediate family member of any of the foregoing, or any person or entity which, directly or indirectly, controls, is controlled by or is under common control with me.
     C. Loan. The Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction.
     D. Pronouns. The pronouns “I”, “me” and “my” refer to every Borrower signing this Agreement, individually or together, and their heirs, successors and assigns. “You” and “your” refers to the Loan’s lender, any participants or syndicators, or any person or company that acquires an interest in the Loan and their successors and assigns.
     E. Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

2. MULTIPLE ADVANCES. In accordance with the terms of this Agreement and other Loan documents, you will provide me with a revolving draw note and the maximum outstanding principal balance will not exceed $3,000,000.00 (Principal).
3. ADDITIONAL TERMS ON ADVANCES. Further advances under said Promissory Note will be made upon the request of the borrower(s) and approval of a Loan Officer of the Lender.
4. OBLIGATORY ADVANCES. You will make all Loan advances subject to this Agreement’s terms and conditions.
5. REQUESTS FOR ADVANCES. I authorize you to honor a request for an advance, made in writing or by telephone, from me or any persons I authorize to make these requests on my behalf until you receive my written revocation of this authority). My requests for on advance must specify the advance’s requested amount and date and be accompanied with ail agreements, documents, end instruments that you normally require for the particular type of Loan.
Requests for an advance received by you from me or my authorized agent before 5:00 pm will be made on any day that you are open for business, on the day of which the advance is requested, in the amount of at least $100,00. Advances will be made no more frequently than daily.
My requests are a warranty that I am in compliance with all the Loan documents. I will indemnify you and hold you harmless for your reliance on any request for advances that you reasonably believe to be genuine. I will indemnify you and hold you harmless when the person making any request represents that I authorized this person to request an advance even when this person is unauthorized or this person’s signature is not genuine.
On my fulfillment of this Agreement’s terms and conditions, you will disburse the advance in any manner as you and I agree. Your records will be conclusive evidence as to the amount of advances, the Loan’s unpaid principal balances and the accrued interest. A check or other charge presented against this account in excess of the balance may be treated by you, at your option, as a request for an advance under this Agreement. Any payment by you of any check, share draft or other charge may, at your option, constitute an advance on the Loan to me.
6. MATURITY DATE. I agree to fully repay the Loan by January 3, 2001.
7. CONDITIONS. I will satisfy all of the following conditions before you either issue any promissory notes or make any advances under this Agreement.
          A. No Default. There has not been a default under this Agreement or other Loan documents nor would a default result from making the Loan or any advance.
          B. Information. You have received all documents, information, certifications and warranties as you may require, all properly executed, if appropriate, on forms acceptable to you. This includes, but is not limited to, the documents and other items listed in the Loan Checklist Report which is hereby incorporated by reference into this Agreement.
          C. Inspections. You have made all inspections that you consider necessary and are satisfied with this inspection.
          D. Conditions and Covenants. I will have performed and complied with all conditions required for an advance and all covenants in this Agreement and any other Loan documents.

          E. Warranties and Representations. The warranties and representations contained in this Agreement are true and correct at the time of making the requested advance.
          F. Financial Statements. My most recent financial statements and other financial reports, delivered to you, are current, complete, true and accurate in all material respects and fairly represent my financial condition.
          G. Bankruptcy Proceedings. No proceeding under the United States Bankruptcy Code has been commenced by or against me or any of my affiliates.
8. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Loan is in effect, except when this Agreement provides otherwise.
          A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.
          B. Authority. The execution, delivery and performance of this Loan and the obligation evidenced by the Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.
          C. Name and Place of Business. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.
          D. Loan Purpose. This Loan is for Commercial purposes.
          E. No Other Liens. I own or lease all property that I need to conduct my business and activities. I have good and marketable title to all property that I won or lease. All of my Property is free and clear of all liens, security interests, encumbrances and other adverse claims and interests, except those to you or those you consent to in writing.
          F. Compliance With Laws. I am not violating any laws, regulations rules, orders, judgments or decrees applicable to me or my property, except for those which I am challenging in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its challenge should I lose.
          G. Legal Dispute. There are no pending or threatened lawsuits, arbitrations or other proceedings against me or my property that singly or together may materially and adversely affect my property, operations, financial condition, or business.
          H. Adverse Agreements. I am not a party to, nor am I bound by, any agreement that is now or is likely to become materially adverse to my business, property or operations.
          I. Other Claims. There are no outstanding claims or rights that would conflict with the execution, delivery or performance by me of the terms and conditions of this Agreement or the other Loan documents. No outstanding claims or rights exist that may result in a lien on the Property, the Property’s proceeds and the proceeds of proceeds, except liens that were disclosed to and agreed to by you in writing.

          J. Solvency. I am able to pay my debts as they mature, my assets exceed my liabilities and I have sufficient capital for my current and planned business and other activities. I will not become insolvent by the execution or performance of this Loan.
9. FINANCIAL STATEMENTS. I will prepare and maintain my financial records using consistently applied generally accepted accounting principles then in effect. I will provide you with financial information in a form that you accept and under the following terms.
          A. Certification. I represent and warrant that any financial statements that I provide you fairly represents my financial condition for the stated periods, is current, complete, true and accurate in and in all material respects, includes all of my direct or contingent liabilities and there has been no material adverse change in my financial condition, operations or business since the date the financial information was prepared.
          B. Frequency. Annually, I will provide to you my financial statements, tax returns, annual internal audit reports or those prepared by independent accountants as soon as available or at least within 75 days after the close of each of my fiscal years. Any annual financial statements that I provide you will be compiled statements.
               (1) Interim Financial Reports. Each fiscal quarter, I will provide to you my financial statements, internal audit reports or those prepared by independent accountants, tax reports, statements of cash flow, budgets and forecasts, certificates and schedules of Property as soon as available or at least within 60 days after the close of this business period. Any interim financial statements that I provide you will be compiled statements.
          C. SEC Reports. I will provide you with true and correct copies of all reports, notices or statements that I provide to the Securities and Exchange Commission, any securities exchange or my stockholders, owners, or the holders of any material indebtedness as soon as available or at least within 60 clays after issuance.
          D. Requested Information. I will provide you with any other information about my operations, financial affairs and condition within 60 days after your request.
          E. Additional Financial Statements Term. During the term of the loan I will provide the following information within the timeframes outlined: (1) Quarterly 10-Q statements shall be due to the Lender within 60 days following each quarter end. (2) Annual 10-K statements shall be due to the Lender within 75 days following fiscal year end.
10. COVENANTS. Until the Loan and all related debts, liabilities and obligations are paid and discharged, I will comply with the following terms, unless you waive compliance in writing.
          A. Participation. I consent to you participating or syndicating the Loan and sharing any information that you decide is necessary about me and the Loan with the other participants or syndicators.
          B. Inspection. Upon reasonable notice I will permit you or your agents to enter any of my premises and any location where my Property is located during regular business hours to do the following.
               (1) You may inspect, audit, check, review and obtain copies from my books, records, journals, orders, receipts, and any correspondence and other business related data,
               (2) You may discuss my affairs, finances and business with anyone who claims to be my creditor.

               (3) You may inspect my Property, audit for the use and disposition of the Property’s proceeds and proceeds of proceeds; or do whatever you decide is necessary to preserve and protect the Property and your interest in the Property.
After prior notice to me, you may discuss my financial condition and business operations with my independent accountants, if any, or my chief financial officer and I may be present during these discussions. As long as the Loan is outstanding, I will direct all of my accountants and auditors to permit you to examine my records in their possession and to make copies of these records. You will use your best efforts to maintain the confidentiality of the information you or your agents obtain, except you may provide your regulator, if any, with required Information about my financial condition, operation and business or that of my parent, subsidiaries or affiliates.
          C. Business Requirements. I will preserve and maintain my present existence and good standing in the jurisdiction where I am organized and all of my rights, privileges and franchises. I will do all that is needed or required to continue my business or activities as presently conducted, by obtaining licenses, permits and bonds everywhere I engage in business or activities or own, lease or locate my property. I will obtain your prior written consent before I cease my business or before I engage in any new line of business that is materially different from my present business.
          D. Compliance with Laws. I will not violate any laws. regulations, rules, orders, judgments or decrees applicable to me or my Property, except for those which I challenge in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its appeal should I lose. Laws include without limitation the Federal Fair Labor Standards Act requirements for producing goods, the federal Employee Retirement income Security Act of 1974’s requirements for the establishment, funding and management of qualified deferred compensation plans for employees, health and safety laws, environmental laws, tax laws, licensing and permit laws. On your request, I will provide you with written evidence that I have fully and timely paid my taxes, assessments and other governmental charges levied or imposed on me, my income or profits and my property. Taxes include without limitation sales taxes, use taxes, personal property taxes, documentary stamp taxes, recordation taxes, franchise taxes, income taxes. withholding taxes, FICA taxes and unemployment taxes. I will adequately provide for the payment of these taxes, assessments and other charges that have accrued but are not yet due and payable.
          E. New Organizations. I will obtain your written consent and any necessary changes to the Loan documents before I organize or participate in the organization of any entity, merge into or consolidate with anyone, permit anyone else to merge into me, acquire all or substantially all of the assets of anyone else or otherwise materially change my legal structure, management, ownership or financial condition.
          F. Dealings with Insiders. I will not purchase, acquire or lease any property or services from, or sell, provide or lease any property or services to, or permit any outstanding loans or credit extensions to, or otherwise deal with, any Insiders except as required under contracts existing at the time I applied for the Loan and approved by you or as this Agreement otherwise permits. I will not change or breach these contracts existing at Loan application so as to cause an acceleration of or an increase in any payments due.
          G. Other Debts. I will pay when due any and all other debts owed or guaranteed by me and will faithfully perform, or comply with all the conditions and obligations imposed on me concerning the debt or guaranty.
          H. Other liabilities. I will not incur, assume or permit any debt evidenced by notes, bonds or similar obligations, except: debt in existence on the date of this Agreement and fully disclosed to you; debt subordinated in payment to you on conditions and terms acceptable to you; accounts payable incurred in the ordinary course of my business and paid under customary trade terms or contested in good faith with reserves satisfactory to you.

          I. Notice to You. I will promptly notify you of any material change in my financial condition, of the occurrence of a default under the terms of this Agreement, or a default by me under any agreement between me and any third party which materially and adversely effects my property, operations, financial condition or business.
          J. Certification of No Default. On your request, my chief financial officer or my independent accountant will provide you with a written certification that to the best of their knowledge no event of default exists under the terms of this Agreement or the other Loan documents, and that there exists no other action, condition or event which with the giving of notice or lapse of time or both would constitute a default. As requested, my chief financial officer or my independent accountant will also provide you with computations demonstrating compliance with any financial covenants and ratios contained in this Agreement. If an action, condition or event of default does exist, the certificate must accurately and fully disclose the extent and nature of this action, condition or event and state what must be done to correct it.
          K. Use of Loan Proceeds. I will not permit the loan proceeds to be used to purchase, carry, reduce, or retire any loan incurred to purchase or carry any margin stock.
          L. Dispose of No Assets. Without your prior written consent or as the Loan documents permit, I will not sell, lease, assign, transfer, dispose of or otherwise distribute all or substantially all of my assets to any person other than in the ordinary course of business for the assets’ depreciated book value or more.
          M. No Other Liens. I will not create, permit or suffer any lien or encumbrance upon any of my properties for or by anyone, other than you, except for nonconsensual liens imposed by law arising out of the ordinary course of business on obligations that are not overdue or which I am contesting in good faith after making appropriate reserves; valid purchase money security interests on personal property; or any other liens specifically agreed to by you in writing.
          N. Guaranties. I will not guaranty or become liable in any way as surety, endorser other than as endorser of negotiable instruments in the ordinary course of business) or accommodation endorser or otherwise for the debt or obligations of any other person or entity, except to you or as you otherwise specifically agree in writing.
          O. No Default under Other Agreements. I will not allow to occur, or to continue unremedied, any act, event or condition which constitutes a default, or which, with the passage of time or giving of notice, or both, would constitute a default under any agreement, document, instrument or undertaking to which I am a party or by which I may be bound.
          P. Legal Disputes. I will promptly notify you in writing of any threatened or pending lawsuit, arbitration or other proceeding against me or any of my property, not identified in my financial statements, or that singly or together without proceedings may materially and adversely affect my property, operations, financial condition or business. I will use my best efforts to bring about a favorable and speedy result of any of these lawsuits, arbitrations or other proceedings.
          Q. Other Notices. I will immediately provide you with any information that may materially and adversely affect my ability to perform this Agreement and of its anticipated effect.
          R. No Change in Capital. I will not release, redeem, retire, purchase or otherwise acquire, directly or indirectly, any of my capital stock or other equity security or partnership interest, or make any change in my capital structure, except to the extent required by any agreements signed prior to this Agreement and disclosed to you or with your prior written consent.

          S. Loan Obligations. I will make full and timely payment of all principal and interest obligations, and comply with the other terms and agreements contained in this Agreement and in the other Loan documents.
          T. Insurance. I will obtain and maintain insurance with insurers, in amounts and coverages that are acceptable to you and customary with industry practice. This may include without limitation insurance policies for public liability, fire, hazard and extended risk, workers compensation, and, at your request, business interruption and/or rent loss insurance. At your request, I will deliver to you certified copies of all of these insurance policies, binders or certificates. I will obtain and maintain a mortgagee or loss payee endorsement for you when these endorsements are available, I will immediately notify you of cancellation or termination of insurance, I will require all insurance policies to provide you with at least 10 days prior written notice to you of cancellation or modification. I consent to you using or disclosing information relative to any contract of insurance required by the Loan for the purpose of replacing this insurance. I also authorize my insurer and you to exchange all relevant information related to any contract of insurance required by any document executed as part of this Loan.
          U. Property Maintenance. I will keep all tangible and intangible property that I consider necessary or useful in my business in good working condition by making all needed repairs, replacements and improvements and by making all rental, lease or other payments due on this property,
          V. Property Loss. I will immediately notify you, and the insurance company when appropriate, of any material casualty, loss or depreciation to the Property or to my other property that affects my business.
          W. Additional Covenants. (1) Borrower will provide to lender semi-annual production reports (as of July 1st and January 1st; due to Lender thirty (30) days following) on the monthly production of the oil fields. Included with the production reports shall be a listing of the monthly lease operating expenses associated with production. The production reports will be completed by a petroleum engineer that meets the lender’s requirements, as determined by Lender, for a qualified evaluation engineer. (2) During the term of this Promissory Note Borrower will maintain a minimum Debt to Worth ratio of 1:1X. (3) During the term of this Promissory Note the maximum loan amount will not exceed the lesser of Three Million Dollars ($3,000,000), or the Borrowing Base. The initial commitment and Borrowing Base amount is One Million Four Hundred Thousand Dollars ($1,400,000,00). Committment is defined as the lesser of the face amount of the Promissory Note or the Borrowing Base as determined by the Lender from time to time. The Lender, in accordance with its normal credit approval process, must approve increases in the Borrowing Base Amount before the Borrower may use any increase In the Commitment Amount. (4) At the time Lender and Borrower agree to the release of certain wells, Borrower will provide Lender with full legal descriptions specific to the 1/4 section for release purposes.
11. DEFAULT. I will be in default if anyone or more of the following occur.
          A. Payments. I fail to make a payment in full when due.
          B. Insolvency or Bankruptcy. I make an assignment for the benefit of creditors or become insolvent, either because my liabilities exceed my assets or I am unable to pay my debts as they become due; or I petition for protection under federal, state or local bankruptcy, insolvency or debtor relief laws, or am the subject of a petition or action under such laws and fail to have the petition or action dismissed within a reasonable period of time not to exceed 60 days.
          C. Business Termination, I merge, dissolve, reorganize, end my business or existence, or a partner or majority stockholder dies or is declared incompetent.

          D. Failure of Condition or Term. I fail to pay, or perform any condition or to keep any promise or covenant on this or any debt or agreement I have with you.
          E. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.
          F. Judgment. I fail to pay or discharge any judgment against me for the payment of money, unless, within 10 days of its entry, the judgment is satisfied or a stay of enforcement is granted pending an appeal.
          G. Forfeiture. The Property is used in a manner or for a purpose which threatens confiscation by a legal authority.
          H. Name Change. I change my name or assume an additional name without notifying you before making such a change.
          I. Property Transfer. I transfer all or a substantial part of my money or property.
          J. Material Change. Without first notifying you, there is a material change in my business, including ownership, management and financial conditions.
          K. Property Loss. The Property is damaged, destroyed or stolen.
          L. Additional Security or Guaranty. I fail to provide any additional security or guaranty that you may require.
          M. Insurance. I fail to keep the Property insured, if required.
          N. Other Instruments. A default occurs under the terms of any instrument evidencing or pertaining to the Loan,
          0. Insecurity. Anything else happens that causes you to reasonably believe that you will have difficulty collecting the amount I owe you or significantly impairs the value of the Property.
12. REMEDIES. After I default, and after you give any legally required notice and opportunity to cure the default, you may at your option do anyone or more of the following.
          A. Acceleration. You may make all or any part of the amount owing by the terms of the Loan immediately due.
          B. Additional Security. You may demand security, additional security, or additional parties to be obligated to pay the Loan.
          C. Sources. You may use any and all remedies you have under state or federal law or in any instrument securing the Loan.
          D. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.
          E. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of the Loan, and accrue interest at the highest post-maturity interest rate.

          F. Termination. You may terminate my right to obtain advances and may refuse to make any further extensions of credit.
          G. Attachment. You may attach or garnish my wages or earnings.
          H. Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of the Loan against any right I have to receive money from you. My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. “Any amount due and payable under the terms of the Loan” means the total amount to which you are entitled to demand payment under the terms of the Loan at the time you set-off.
          Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay the Loan, your right of set-off will be limited to my proportionate interest in the obligation. In the absence of reasonable proof of net contributions, my proportionate interest equals the amount of such obligation divided equally by all parties having present rights to receive such money.
          Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.
          You will not be liable for the dishonor of any check or share draft when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.
          I. Waiver. Except as otherwise required by law, by choosing anyone or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.
13. COLLECTION EXPENSES AND ATTORNEYS’ FEES. On or after Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Agreement. Expenses include, but are not limited to, attorneys’ fees, court costs and other legal expenses. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Loan. All fees and expenses will be secured by the Property I have granted to you, if any. To the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys’ fees you incur to collect this debt as awarded by any court exercising jurisdiction under the Bankruptcy Code.
14. APPLICABLE LAW. This Agreement is governed by the laws of Wyoming, the United States of America and to the extent required, by the laws of the jurisdiction where the Property is located. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Wyoming, unless otherwise required by law.
15. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay this Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on this Loan, or any number of us together, to collect this Loan. Extending this Loan or new obligations under this Loan, will not affect my duty under this Loan and I will still be obligated to pay this Loan. The duties and benefits of this Loan will bind and benefit the successors and assigns of you and me.

16. AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and me. This Agreement is the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.
17. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not be used to interpret or define the terms of this Agreement.
18. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one party will be deemed to be notice to all parties. I will inform you in writing of any change in my name, address or other application information. I will provide you any financial statement or information you request. All financial statements and information I give you will be correct and complete. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm you lien status on any property. Time is of the essence.
19. SIGNATURES. By signing, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

BORROWER:

Double Eagle Petroleum and Mining Co.

Stephen H. Hollis, President

D. Steven Degenfelder, Vice President

LENDER:

American National Bank

Cary Brus, Vice President